Exhibit 10.1

SETTLEMENT AGREEMENT AND FULL AND FINAL RELEASE OF CLAIMS

1. This Settlement Agreement and Full and Final Release of Claims (“Agreement”) is between Craig W. Philips (“Philips”) and Cell Therapeutics, Inc. (“CTI”). The parties desire to settle any and all disputes between them.

2. Severance Payment. In consideration of Philips’ execution of this Agreement and for other good and sufficient consideration as described herein, CTI will pay Philips a total of Four Hundred Thirty-Five Thousand Five Hundred Dollars ($435,500.00) in severance, which is the equivalent of thirteen months’ salary at the rate of Thirty-Three Thousand Five Hundred Dollars ($33,500.00) per month, as follows: Twenty-five percent (25%) of the full amount shall be paid within thirty (30) days of the Effective Date of this Agreement as defined in Paragraph 20 herein, but no later than December 31, 2012, less legally required deductions. This first payment shall be in the gross amount of $108,750.00. The balance shall be paid in equal monthly installments in the gross amount of $27,229.16 over a period of twelve months beginning with the first regular pay date that is at least thirty (30) days following the first payment, without interest, less legally required deductions. In the event CTI is delinquent in making a payment due to Philips under the terms of this Agreement, CTI shall have a five (5) business day grace period following written notice of delinquency from Philips in which to make such payment. If payment is not made during the grace period, CTI shall pay interest on the unmade payment at a monthly interest rate of 1%, amortized daily.

3. COBRA Premiums. CTI will reimburse Philips for COBRA premiums for a period of thirteen (13) months beginning October 1, 2012, within thirty (30) days of receipt of evidence of Philips’ payment of such premiums. Philips acknowledges that CTI has reimbursed him for his COBRA premium for October 1, 2012.

4. Payment of Attorneys’ Fees and Costs. CTI will make a payment of Ten Thousand Dollars ($10,000.00), for attorneys’ fees and costs, to Davis Wright Tremaine, within thirty (30) days of the Effective Date of this Agreement.

5. Stock Option Grants; Voting. All shares that Philips was entitled to, or would have been entitled to through deferred vesting, have already been awarded and have been exercised. Philips will discontinue all other vesting in any stock option grants or restricted stock grants. Philips agrees to vote his existing shares in CTI in a manner consistent with the recommendation of CTI’s board of directors from the execution of this Agreement through October 13, 2013.

6. Resignations. Philips resigned from CTI on June 16, 2012. Execution of this Agreement shall also constitute Philips’ resignation from all other positions he held at CTI’s subsidiaries and affiliates, including all Board, Officer and Director positions. In addition, Philips will return his current Aequus share certificate in exchange for a new share certificate for 50,000 shares, and will pay all taxes as applicable.

7. Full Release of Claims by Philips Against CTI. Philips agrees that in exchange for the consideration outlined in Paragraphs 2 through 5 herein, and on behalf of himself and his marital community, heirs, executors, successors and assigns, to release all known and unknown claims that he currently has against CTI and any of its current and former parents, subsidiaries, affiliates, related companies, joint ventures, their predecessors and successors, and with respect to each such entity, all of its past, present and future officers, directors, agents and/or employees (collectively referred to as the “Released Parties”), except claims that the law does not permit him to waive by signing this Agreement. This release includes, but is not limited to, any and all claims or causes of action arising under: (1) any federal, state, local or foreign law relating to employment discrimination (including the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., if applicable); (2) any federal, state, local or foreign law relating to employment or termination rights and/or benefits (including the Employee Retirement Income Security Act of 1974); and (3) any other basis for legal or equitable relief whether based on express or implied contract, tort, statute or other legal or equitable ground. Philips further acknowledges that termination of his employment is permanent and the Released Parties have no obligation to notify Philips of employment opportunities or to offer Philips employment in any capacity after the Resignation Date. Philips understands that he is not waiving any claims arising from events occurring after the date Philips signs this Agreement.

It is understood and agreed that the waivers in this Agreement are not intended to waive Philips’ rights: (a) to indemnification under any agreement with CTI, any applicable provision of CTI’s Bylaws, or any directors and officers liability insurance policy maintained by CTI, or pursuant to applicable law; (b) under ERISA or applicable plan documents to receive any accrued vested benefits and any benefits specifically reserved for him in this Agreement; or (c) respecting CTI’s obligations under this Agreement.

8. Release of Claims by CTI Against Philips. CTI agrees that in exchange for the foregoing release and Philips’ obligations under this Agreement, CTI and its current and former parents, subsidiaries, affiliates, related parties, joint ventures and their predecessors and successors, agree to release and forever discharge all known and unknown claims, including attorneys’ fees and costs, they currently have against Philips up to the date of this Agreement; provided, however, that the foregoing release and discharge shall not be applicable to Philips’ obligations under this Agreement.

9. Non-Admission Clause. Philips and CTI agree that this Agreement is not an admission of guilt or wrongdoing by the other party or the Released Parties and acknowledge that the Released Parties do not believe or admit that they have done anything wrong. Philips has not filed or caused to be filed any lawsuit, complaint, or charge with respect to any claim this Agreement purports to waive. Philips understands that nothing in this Agreement prevents him from filing or prosecuting a charge with any administrative agency relating to any released claims; however, Philips agrees that he will not seek any damages or other relief for himself, and waives any claim for damages, and/or other personal relief.

Further, Philips agrees to cause the withdrawal or dismissal with prejudice of any claim he has purported to waive in this Agreement. If he is ever awarded or recovers any amount as to a claim he has purported to waive in this Agreement, he agrees that the amount of any award or recovery shall be reduced by the amounts he was paid under this Agreement, with the setoff being appropriately adjusted for his return of any such amounts. If such a setoff is not effected, Philips promises to pay, or assign his right to receive, the amount that should have been setoff to CTI.

10. Covenant Not to Compete. Philips agrees that for a period of twelve (12) months beginning June 17, 2012, he will not participate as an employee, director, owner, consultant, independent contractor or in any other position or with any other entity that competes with CTI; in particular, he shall not work with or for any entity whose work includes the classes of compounds currently in development by CTI, including anthracenediones, paclitaxel conjugates, JAK inhibitors, DNA minor groove binding agents, bisplatinates, recombinant genetic technology generating polyamino acid spliced proteins or peptides.

11. Confidentiality and Non-Disparagement. Philips agrees to keep all details surrounding his resignation and this Agreement in strict confidence except to his immediate family and financial and legal advisors on a need-to-know basis, unless required to by law, court order or subpoena. In the event that Philips receives a court order or subpoena that would require him to disclose information regarding his resignation and this Agreement, he agrees to notify CTI in writing within three business days of his receipt of the order or subpoena. Philips agrees to assert the attorney-client privilege with respect to any privileged communications to and from Philips’ attorneys and legal support personnel, and he has declined, and will continue to decline, to waive the attorney-client privilege with respect to any such communications. Philips agrees not to make any disparaging remarks about CTI or its products, services, employees, officers or directors. CTI agrees that it and its executive officers and directors will not make any disparaging remarks about Philips

12. Cooperation. For a period of three (3) years following the execution of this Agreement, Philips also agrees, at CTI’s reasonable request, to cooperate with CTI, its subsidiaries and affiliates, and any of their officers, directors, agents, employees, attorneys and advisors in CTI’s investigation of, preparation for, and prosecution or defense of any matter(s) brought by or against CTI or any Released Party, including without limitation litigation concerning: (a) facts or circumstances about which Philips has any actual or alleged knowledge or expertise that was obtained during his employment with CTI or (b) any of Philips’ acts or omissions, real or alleged, during Philips’ employment with CTI. Philips agrees that, upon CTI’s reasonable notice, he will appear and provide full and truthful testimony in proceedings associated with the above referenced matters, provided that CTI shall pay Philips for consulting work at a rate of $195.00 per hour, to be capped at $1500.00 per day pay for any activities under this paragraph and shall also reimburse Philips for all reasonable travel expenses associated with such activities. CTI shall work with Philips as reasonably practicable to schedule the activities contemplated by this paragraph so as not to unreasonably interfere with Philips’ other commitments. CTI shall promptly notify Philips in the event it receives any subpoena or other notice of any governmental investigations of CTI in which Philips may be requested by CTI to become involved.

13. Confidential CTI Information. Philips agrees to maintain and preserve all confidential information and trade secrets of CTI of which he is aware. Such Confidential Information includes, but is not limited to, information about sales of any CTI products, the marketing of those products, and potential plans or strategies for increasing sales of those products. Philips agrees that he will not, unless he is legally compelled to do so by subpoena or court order and then only after written notice at least five (5) days prior to the return date of the subpoena or court order, discuss with, relate to, complain to, or bring to the attention of any governmental agency, whether state, local or federal, or any other person, including media, any of CTI’s Confidential Information and trade secrets. Notice of subpoena or court order shall be delivered to the attention of Legal Affairs, Cell Therapeutics, Inc., 3101 Western Avenue, Suite 600,

Seattle WA. 98121. To the extent prohibited by law, this paragraph does not prevent Philips from participating in government investigations.

14. Disclosure. The parties hereby agree that CTI is required by government and other regulatory bodies, including but not limited to the SEC or foreign equivalent, to disclose the terms of this Agreement. CTI may make reasonable disclosures and issue relevant statements as necessary (e.g. Form 8-K). Philips hereby authorizes and consents to the public disclosure of this Agreement for such purposes in the form attached as Exhibit A. Any related disclosures regarding Philips’ resignation shall be consistent with Exhibit A.

15. No Rehire. Philips understands and agrees that, as a condition of receiving the consideration described in Paragraph 2 through 5 herein, he will not be entitled to any future employment with CTI, its subsidiaries or affiliates. Philips further agrees that he will not apply for or otherwise seek future employment with or engagement by CTI, its subsidiaries or affiliates in any capacity, including employee, independent contractor or vendor.

16. Return of CTI Property. Philips agrees that no later than October 26, 2012 he will return to CTI all laptops, iPads, iPhones, key cards, corporate credit card and phone card, if any, and any other CTI equipment or property in his possession or control, including but not limited to hardware, software, email files, source code, memos, notes, OneNote notebooks, tables, spreadsheets, PowerPoint decks, white papers, reports, financial or marketing data, status reports, customer lists, research data and any other proprietary or confidential data, documents and materials in any form or media (collectively, “CTI Property”). Philips also agrees that he has permanently deleted all CTI Property from any computer, electronic device, or storage device that is in his possession, custody or control, including (without limitation) desktop and laptop computers, mobile telephones, tablet devices, memory sticks, disks, and hard drives.

17. Entire Agreement. Philips and CTI acknowledge that this Agreement contains the entire agreement of CTI and Philips as to matters discussed in it and that it merges any and all prior written and oral communications concerning those matters. Other than what is expressly stated in this Agreement, no different or additional promises or representations of any kind have been made to induce Philips to sign this Agreement, which he signs freely and in the absence of any coercion or duress whatsoever. Philips understands that the terms of this Agreement may not be modified, amended or superseded except by a subsequent written agreement signed by Philips and the undersigned CTI representative.

18. Enforcement, Jurisdiction and Venue; Attorneys’ Fees. Philips agrees that the laws of the State of Washington will govern in any action brought by either party to interpret or enforce the terms of this Agreement, without regard to principles of conflicts of laws that would call for the application of the substantive law of any jurisdiction other than the State of Washington. Philips further agrees that any dispute arising in connection with the execution and/or operation of this Agreement will be determined in a state or federal Washington court of competent jurisdiction, to whose personal jurisdiction Philips agrees to submit. The substantially prevailing party in any such action shall be entitled to its reasonable attorneys’ fees and costs, including fees and costs on appeal. The provisions of this Agreement are severable, and if any part of this Agreement is found to be unenforceable (with the exception of the Release contained in Paragraph 7), the remainder of this Agreement will remain fully valid and enforceable. To the extent any terms of this Agreement are called into question, all provisions shall be interpreted in a manner that would make them consistent with current law.

19. Remedy for Certain Breaches. Philips acknowledges that in consideration for the covenants and provisions set forth in Paragraphs 10, 13 and 15 of this Agreement, CTI has agreed to the consideration provided herein, and that the provisions of Paragraphs 10, 13 and 15 are required for the fair and reasonable protection of CTI. Philips further agrees that a breach of any of the covenants, obligations or agreements set forth in Paragraphs 10, 13 and 15 will result in irreparable and continuing damage to CTI in its business and property for which there will be no adequate remedy at law, and that Philips agrees that in the event of any such breach CTI and its successors or assigns shall be entitled to injunctive relief, without the payment of bond, to restrain such breach by Philips, and to such other and further relief (including damages) as is proper under the circumstances.

20. Older Worker Benefit Protection Act. In compliance with the terms of the Age Discrimination in Employment Act and the Older Worker Benefit Protection Act, Philips expressly acknowledges that he has consulted with counsel prior to signing this Agreement, that he understands its terms, that he is not waiving rights or claims arising after the date he signs this Agreement, and that he is receiving consideration for his release of claims to which he would not otherwise be entitled. Philips understands that he may take up to twenty-one (21) days to consider this Agreement. Philips understands that he may sign this Agreement before the end of the 21-day consideration period but may not be required to do so. Philips understands that after he signs this Agreement, he has an additional seven (7) days to revoke the Agreement by providing written notice of such revocation to the attention of Legal Affairs, Cell Therapeutics, Inc., 3101 Western Avenue, Suite 600, Seattle WA 98121. Philips understands that this Agreement shall not become effective or enforceable until the eighth (8th) day following the date he signs and returns this Agreement, provided that he does not timely revoke the Agreement (the “Effective Date”).

I ACKNOWLEDGE THAT I HAVE CAREFULLY READ AND HAVE VOLUNTARILY SIGNED THIS AGREEMENT AND RELEASE, THAT I FULLY UNDERSTAND ITS FINAL AND BINDING EFFECT, THAT BY SIGNING I INTENDED TO FULLY AND FINALLY RELEASE ANY AND ALL CLAIMS I MAY HAVE AGAINST CTI AND THE OTHER RELEASED PARTIES DESCRIBED IN PARAGRAPH SEVEN (7) ABOVE, AND THAT, PRIOR TO SIGNING THIS AGREEMENT AND RELEASE, I HAVE BEEN ADVISED OF MY RIGHT TO CONSULT, AND HAVE BEEN GIVEN ADEQUATE TIME TO REVIEW MY LEGAL RIGHTS WITH AN ATTORNEY OF MY CHOICE.

CRAIG W. PHILIPS:

/s/ Craig W. Philips	October 25, 2012
Date

CELL THERAPEUTICS, INC.:

By:	/s/ Louis A. Bianco	October 24, 2012
	Louis A. Bianco Executive Vice President, Finance & Administration	Date

6